                                                                   EXHIBIT 10.39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                    AGREEMENT

                                     between

                               LONZA BIOLOGICS PLC

                                       and

                                  INHIBITEX INC

THIS AGREEMENT is made the 5th day of November 2004

BETWEEN

1. LONZA BIOLOGICS PLC, the registered office of which is at 228 Bath Road, Slough, Berkshire SL1 4DX, England ("LB") and

2. INHIBITEX INC of 1165 Sanctuary Parkway, Suite 400, Alpharetta, GA 30004, ("Customer").

WHEREAS

A.       Customer has created the Cell Line as defined herein; and

B. LB has expertise in the evaluation and production of monoclonal antibodies for therapeutic use using such Cell Lines; and

C. Customer wishes to contract LB for Services relating to the Cell Line as described in this Agreement, and

D. LB is prepared to perform such Services for Customer on the terms and conditions set out herein.

NOW IT IS AGREED AS FOLLOWS:

1. The following terms shall have the following meanings unless the context requires otherwise:

         "Affiliate"                            means any Company, partnership
                                                or other entity which directly
                                                or indirectly Controls, is
                                                Controlled by or is under common
                                                Control with the relevant party
                                                to this Agreement. "Control"
                                                means the ownership of more than
                                                fifty per cent (50%) of the
                                                issued share capital or the
                                                legal power to direct or cause
                                                the direction of the general
                                                management and policies of the
                                                party in question;

         "Agreement"                            means this agreement
                                                incorporating Schedules 1
                                                (Product Specification), 2
                                                (Services), 3 (Price and Terms
                                                of Payment) and Schedule 4
                                                (Inhibitex Patents) as amended
                                                or varied from time to time by
                                                written agreement of the
                                                parties;

         "Batch" means the total Product obtained from one fermentation and associated purification using the Process and carried out in accordance with cGMP;

         "Cell Line"                            means the cell line, particulars
                                                of which are set out in Schedule
                                                1;

         "cGMP" means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and
                                                Cosmetic Act at 21CFR (Chapters
                                                210, 211, 600 and 610) and the
                                                Guide to Good Manufacturing
                                                Practices for Medicinal Products
                                                as promulgated under European
                                                Directive 91/356/EEC. For the
                                                avoidance of doubt, LB's
                                                operational quality standards
                                                are defined in internal GMP
                                                policy documents;

         "cGMP Product"                         means Product which is required
                                                under Schedule 2 to be
                                                manufactured in accordance with
                                                cGMP;

         cGMP run(s)                            means the 2000 (two thousand)
                                                liter fermentation run(s) to be
                                                performed under this Agreement

         "Customer"                             means Inhibitex Inc and its
                                                successors in title and lawful
                                                assigns;

         "Customer Information"                 means all technical and other
                                                information not known to LB or
                                                not in the public domain
                                                relating to the Cell Line, the
                                                Process (including for the
                                                avoidance of doubt improvements
                                                or modifications thereto from
                                                time to time) and the Product,
                                                from time to time supplied by
                                                the Customer to LB;

         "Customer Materials"                   means the Materials supplied by
                                                Customer to LB (if any) and
                                                identified as such by Schedule 1
                                                hereto;

         "Customer Patent Rights"               means all patents and patent
                                                applications of any kind
                                                throughout the world owned by or
                                                licensed to Customer that are
                                                necessary or useful in
                                                performance of the Services
                                                excluding the LB Patent Rights;

         "Deliver", "Delivered" or "Delivery"   has the meaning given to it in
                                                Clause 4.1;

         "FDA"                                  means the United States Food and
                                                Drug Administration;

         "LB" means Lonza Biologics plc and its Affiliates and successors in title and lawful assigns;

         "LB Know-How"                          means all technical and other
                                                information relating directly or
                                                indirectly to the Process known
                                                to LB from time to time other
                                                than Customer Information and
                                                information in the public
                                                domain;

         "LB Patent Rights"                     means all patents and patent
                                                applications of any kind
                                                throughout the world relating to
                                                the Process which from time to
                                                time LB is the owner of or is
                                                entitled to use;

         "Price"                                means the price specified in
                                                Schedule 3 for the Services;

         "Process"                              means the process for the
                                                production of the Product from
                                                the Cell Line, including any
                                                improvements or modifications
                                                thereto from time to time;

         "Product"                              means all or any part of the
                                                product manufactured using the
                                                Process (including any sample
                                                thereof), particulars of which
                                                are set out in Schedule 1 and
                                                includes all derivatives thereof
                                                made by LB;

         "Services"                             means all or any part of the
                                                services which are the subject
                                                of the Agreement (including,
                                                without limitation, cell culture
                                                evaluation, purification
                                                evaluation, assay evaluation and
                                                qualification, a 130 liter pilot
                                                run, master, working and
                                                extended cell bank creation,
                                                sample and bulk production, and
                                                characterization, cGMP
                                                manufacture), particulars of
                                                which are set out in Schedule 2;

         "Specification"                        means the specification for
                                                Product, particulars of which
                                                are set out in Schedule 1;

         "Terms of Payment"                     means the terms of payment
                                                specified in Schedule 3;

         "Testing Laboratories"                 means any third party instructed
                                                by LB to carry out tests on the
                                                Cell Line or the Product.

         References to the singular number include the plural and vice versa, references to Clauses and Schedules are references to clauses and schedules to this Agreement.

2        CUSTOMER OBLIGATIONS, WARRANTIES AND INDEMNITIES

2.1 Customer shall pay the Price set out in Schedule 3 for provision of the Services together with any additional costs and expenses that fall due under this Agreement in accordance with the Terms of Payment, provided that any such additional costs and expenses are agreed to in advance by Customer. Resin for the cGMP run shall be procured by LB and billed to Customer at LB's cost with no mark up or premium added. Customer shall pay for the Resins prior to the start of the cGMP run. LB shall use the Resins only in the performance of the Services. The Resins shall at all times remain the property of Customer, and at the Customer's request and option, LB shall destroy or return to the Customer all of the Resins at the termination of this Agreement.

2.2 Immediately following the date of the Agreement the Customer shall supply to LB the Customer Information, together with full details of any hazards relating to the Cell Line and/or the Customer Materials, their storage and use. On review of this Customer Information, the Cell Line and/or the Customer Materials shall be provided to LB at LB's request. Property in the Cell Line and/or the Customer Materials and/or the Customer Information supplied to LB shall remain vested in the Customer.

2.3 The Customer hereby grants LB the non-exclusive right to use the Cell Line, the Customer Materials and the Customer Information only for the purpose of the Agreement.

2.4      The Customer warrants to LB that:

         2.4.1    Customer has the right to enter into this Agreement;

         2.4.2 Customer has and shall at all times throughout the term of this Agreement have the right to supply the Cell Line, the other Customer Materials and the Customer Information to LB and the necessary rights to licence or permit LB to use the same only for the purpose of the Services;

         2.4.3 To the best of the Customer's knowledge and belief as of the date of this Agreement the patents and patent applications and corresponding international applications and patents listed on
                  Schedule 4 relating to any of the Cell Line, the other Customer Materials, Customer Information and Customer Patent Rights not owned by Customer are licensed to Customer under a licence which will permit their use by LB to perform the Services;

         2.4.4 to the best of Customer's knowledge and belief as of the date of this Agreement, the use by LB of the Cell Line, other Customer Materials, Customer Information and Customer Patent Rights for the Services (including without limitation the manufacture of the Product) will not infringe any intellectual property rights of any third party other than third parties from whom customer is a sublicensee through LB (provided, however, that LB shall waive any breach of this warranty which arises if a court of competent jurisdiction determines that the use by LB of the Cell Line, other Customer Materials, Customer Information or Customer Patent Rights for the Services infringes the intellectual property rights of a third party, provided that and for so long as Customer actually indemnifies LB pursuant to Clauses 2.5 and 2.6); this warranty is limited to the Cell Line, other Customer Materials, Customer Information and Customer Patent Rights; Customer makes no warranty as to the Process or the Services; and

         2.4.5 Customer will promptly notify LB in writing if it receives or is notified of a claim from a third party that the Cell Line, other Customer Materials, Customer Information or the Customer Patent Rights or that the use by LB thereof for the provision of the Services infringes any intellectual property rights of such third party.

Clause 2.4 is in lieu of all conditions, warranties and statements in respect of the Cell Line, Customer Information, Customer Patent Rights and/or Customer Materials whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Cell Line, Customer Patent Rights, Customer Materials and Customer Information, their fitness or suitability for a particular purpose or use under any conditions whether or not known to Customer) and any such condition, warranty or statement is hereby excluded.

2.5 The Customer undertakes to indemnify and to maintain LB promptly indemnified against any direct loss, damage, costs and expenses (including court costs and legal fees), that LB may suffer arising directly out of any breach of the warranties given by the Customer under Clause 2.4 above or any claims alleging LB's use of the Cell Line, the Customer Materials or the Customer Information infringes any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party (other than third parties from whom Customer is a sublicense through LB) (whether or not the Customer knows or ought to have known about the same).

2.6 The Customer shall further indemnify and maintain LB promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

         2.6.1 any product liability in respect of Product, except to the extent such liability is caused by (1) the negligent or willful act or omission of LB in the production and/or supply of Product or provision of Services, or (2) breach of any warranty by LB, or (3) breach of a term of this Agreement by LB; and

         2.6.2 any negligent or willful act or omission of the Customer in relation to the use, processing, storage or sale of the Product.

2.7 Customer shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of LB or the Customer):

         2.7.1 loss of profits, business or revenue whether suffered by LB or any other person; or

         2.7.2 special, indirect or consequential loss, whether suffered by LB or any other person; and

         2.7.3 any loss arising from any claim made against LB by any other person.

2.8 Customer shall obtain and maintain clinical trial insurance with a reputable and solvent insurance provider in the amount of five million dollars per event or linked events. Customer shall supply LB with a copy of such insurance policy on reasonable request and shall not terminate or amend (other than amending to increase the level of cover) such policy without prior written notice to LB.

2.9 The obligations of the Customer under this Clause 2 shall survive the termination for whatever reason of the Agreement.

3        PROVISION OF THE SERVICES

         3.1.1    LB shall diligently carry out the Services as provided in
                  Schedule 2, shall initiate the first cGMP run prior to the end of March 2005, and shall use all reasonable efforts to achieve the estimated timescales and Specifications set out in that Schedule, with the aim of ensuring that the Product is accepted by the FDA for use in a Phase III clinical trial.

         3.1.2    If due to the negligence or willful misconduct of LB:

                  (i)      the Product does not meet the Specification; or

                  (ii) the Product meets the Specification but for other reasons cannot be used in a clinical trial;

                  then the Customer shall be under no obligation to pay for the cGMP batch that produced such Product (in which case LB shall refund amounts already paid by Customer in respect of such batch), and shall at its discretion have the option of terminating this Agreement in accordance with the principles of Clause 8.1 below (including making a pro-rata payment in respect of Services performed other than the cGMP batch that produced such Product) or requiring LB to repeat the appropriate cGMP batch, for which the Customer shall pay LB in accordance with the payment terms set out in Schedule 3 applicable to a cGMP batch. In the event Customer requires LB to replace such Product, LB shall use all reasonable efforts to do so with the minimum delay having regard to its commitments to third parties in the timing of such replacement.

                  If failure to meet Specification is due to acts or omissions of both LB and Customer, then the cost to replace Product shall be apportioned to the extent fault lies with each party.

         3.1.3 If for reasons related to the inherent qualities of the Cell Line or Product:

                  (i)      the Product does not meet the Specification; or

                  (ii) the Product meets the Specification but for other reasons cannot be used in a clinical trial; then the Customer shall pay to LB the sum of [ *** ] for the cGMP batch that produced such Product.

                  If the Services cannot be completed for scientific or technical reasons not the fault of either party then the provisions of section 8.1 (termination) shall apply.

         3.1.4 For the cGMP runs (Stages 8 and 16) Customer shall perform the potency testing as set forth in Schedule 1 within thirty (30) days of sample receipt from LB. LB shall perform the remaining tests as set forth in Schedule 1 within thirty (30) days of completion of the run. Each party is entitled to audit the other party's test procedures. Prior to the start of the cGMP run the parties shall agree on the tests to be run and on the test results necessary for the Product to meet Specification. Costs incurred by Customer in auditing LB's tests shall be born by Customer. Costs incurred by LB in auditing Customer's test shall be born by LB. The Price shall include the actual costs incurred by LB in auditing Customer's test.

         3.1.5 LB shall commence the first cGMP batch (Stage 8) within 15 weeks of the completion of Stage 6 (bulk fill of 130L pilot batch) but in no event later than March 31, 2005. If due to any delays or actions or inactions caused solely by LB and not specifically related to Customer's Material this first cGMP batch is not commenced by such date, then the Customer shall be entitled to terminate this Agreement in accordance with Clause 8.1.

         3.1.6 If LB is unable to perform any or all of the Services for a period of at least thirty (30) days due to restrictions placed upon LB by the FDA or any other regulatory authority, Customer may terminate this Agreement in accordance with Clause 8.1 below.

         3.1.7 Prior to the start of the cGMP run each party shall designate in writing a Project Manager who shall be the primary contact for each party during the provision of the Services. Prior to the start of the cGMP Run the parties shall enter into a written Quality Agreement which shall be attached as an appendix hereto and incorporated by reference as a part of this agreement.

         3.1.8 In accordance with the Quality Agreement, LB shall make available to Customer such data and documentation as may be necessary for Customer to include in its regulatory filings with the FDA. LB shall cooperate as reasonably requested by Customer, at Customer's expense, in support of Customer's regulatory filings. Any such filings shall be the sole and exclusive property of Customer.

         3.1.9    The parties shall comply with all terms of the Quality
                  Agreement.

3.2 LB shall comply with the International Committee for Harmonisation regulatory requirements and all applicable local, state and federal regulatory requirements including but not limited to FDA regulations from time to time applicable to the Services as set out in Schedule 2.

3.3 LB hereby undertakes not to use the Cell Line, the Customer Materials or the Customer Information (or any part thereof) for any purpose except as set forth in this Agreement.

3.4      LB shall:

         3.4.1 at all times keep the Cell Line and/or the Customer Materials secure and safe from loss and damage in such manner as LB stores its own material of similar nature;

         3.4.2 not part with possession of the Cell Line and/or the Customer Materials or the Product, save for the purpose of tests at the Testing Laboratories; and

         3.4.3 procure that all Testing Laboratories are subject to obligations of confidence substantially in the form of those obligations of confidence imposed on LB under this Agreement.

3.5 In providing the Services LB shall employ its most current, most efficient and best available LB Know How and LB Patent Rights.

4        DELIVERY, TRANSPORTATION OF PRODUCT AND CUSTOMER TESTS

4.1 Product shall be Delivered EXW (ex-works) LB premises (as defined by Incoterms 2000) which means (a) when LB places Product at the disposal of Customer at LB's premises not cleared for export and not loaded onto any collecting vehicle and (b) risk and title to Product pass to Customer upon Delivery ("Deliver," "Delivery," or "Delivered," as appropriate). Subject to Clause 4.2, unless otherwise instructed by Customer, LB shall not Deliver Product to Customer or place Product at the disposal of Customer until after Customer has received the Certificate of Analysis and approved (in writing) Product for Delivery. Transportation of Product, whether or not under any arrangements made by LB on behalf of Customer, shall be made at the sole risk and expense of the Customer. Notwithstanding the forgoing, Delivery by LB shall not be interpreted as the agreement by Customer that the Product meets the Specification.

4.2 At Customer's request, LB will Deliver Product in quarantine prior to delivery of the Certificate of Analysis. Such request shall be accompanied by Customer's written acknowledgement that the Product has been Delivered without the transmittal to Customer of a Certificate of Analysis and, that accordingly the Product cannot be administered to humans until transmittal of the Certificate of Analysis, and that Customer nevertheless accepts full risk of loss, title and ownership of the Product. The Delivery of Product in quarantine shall be subject to such testing requirements as LB may reasonably require.

4.3 Unless otherwise agreed in writing, LB shall package and label Product for Delivery in accordance with its standard operating procedures. It shall be the responsibility of the Customer to inform LB in writing in advance of any special packaging and labeling requirements for Product. Customer shall be responsible for validating any special packaging or vessels requested by Customer. All actual additional costs and expenses of whatever nature incurred by LB in complying with such special written requirements shall be charged to the Customer in addition to the Price.

4.4 If requested in writing by the Customer, LB will (acting as agent for Customer) arrange for insurance of Product whilst held by LB after Delivery (awaiting transportation) for a maximum of thirty (30) days on terms equivalent to those under which LB insures product prior to Delivery. All actual additional costs and expenses of whatever nature incurred by LB in arranging such insurance shall be charged to the Customer in addition to the Price.

4.5 If requested in writing by the Customer, LB will (acting as agent of the Customer for such purpose) arrange the transportation of Product from LB's premises to the destination indicated by the Customer together with insurance cover for Product in transit at its invoiced value. All actual additional costs and expenses of whatever nature incurred by LB in arranging such transportation and insurance shall be charged to the Customer in addition to the Price.

4.6 Where LB has made arrangements for the transportation of Product, the Customer shall diligently examine the Product as soon as practicable after receipt. Notice of all claims (time being of the essence) arising out of:

         4.6.1 visible damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within five (5) working days of receipt by Customer; or

         4.6.2 non-Delivery shall be given in writing to LB within ten (10) days after Customer's receipt of LB's dispatch notice.

4.7 The Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by LB to the Customer. LB shall offer the Customer all reasonable assistance (at the cost and expense of the Customer) in pursuing any claims arising out of the transportation of Product.

4.8 If there is any dispute concerning whether Product returned to LB fails to meet Specification or whether such failure is due (in whole or in part) to acts or omissions of LB, the Customer, or any third party after Delivery, or if there is any dispute in relation to clauses 3.1.2 and/or 3.1.3, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and the Customer or, in the absence of agreement by the President for the time being of Biotechnology Industry Organization. The costs of such independent expert shall be borne equally between LB and the Customer. The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and the Customer.

4.9 The provisions of clauses 3.1.2, 3.1.3 and 4.8 shall be the sole remedy available to the Customer in respect of Product that fails to meet Specification. This limitation of remedy applies only to Customer's remedy with respect to its procurement of such Product and the provisions of Article 6 shall nevertheless apply.

5        PRICE AND TERMS OF PAYMENT

5.1 Unless otherwise indicated in writing by LB, all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by the Customer (other than taxes on LB's income). All invoices are strictly net and payment must be made within thirty (30) days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

5.2      In default of payment on due date:

         5.2.1 interest shall accrue on any amount overdue at the prime lending rate in the United States, interest to accrue on a day to day basis both before and after judgment; and

         5.2.2 LB shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat this Agreement as repudiated on not less than thirty (30) days' prior notice in writing to Customer given at any time thereafter.

6        LB WARRANTIES AND INDEMNITY

6.1      LB warrants that:

         6.1.1 the Services shall be performed in accordance with the terms of section 3 and the Quality Agreement and schedule 1 of this Agreement, and the cGMP batch (Stages 8 and 16) shall in addition be performed in accordance with LB's standard operating procedures and cGMP.

         6.1.2 unencumbered title (save for any unlicensed third party intellectual property rights which may exist) to Product will be conveyed to Customer upon Delivery;

         6.1.3 as of the date of this Agreement the LB Know How and LB Patent Rights are owned by LB or LB is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement LB shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;

         6.1.4 LB has the necessary corporate authorisations to enter into this Agreement;

         6.1.5 as of the date of this Agreement to the best of LB's knowledge and belief, the use by LB of the Process (excluding any modifications or steps made or developed by Customer, the Customer Materials, Customer Information and Customer Patent Rights) and LB Patent Rights and LB Know How for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party; and

         6.1.6 LB will notify Customer in writing immediately if it receives or is notified of a claim from a third party that the use by LB of the Process and/or the LB Know How or the LB Patent Rights for Services infringes any intellectual property rights vested in such third party.

6.2 This Agreement including but not limited to Clause 6.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness or suitability for a particular purpose or use under any conditions whether or not known to LB) and any such condition, warranty or statement is hereby excluded.

6.3 LB undertakes to indemnify and to maintain Customer promptly indemnified against any direct loss, damage, costs and expenses (including court costs and legal fees) that Customer may suffer arising directly out of any breach of the warranties given by LB in Clause 6.1 or any claims alleging that LB's use of LB Know-How (excluding use of LB Know-How with Customer Materials or Customer Information) infringes any rights (including without limitation any intellectual or industrial rights) vested in a third party (whether or not LB knows or ought to have known the same).

6.4 LB shall further indemnify and maintain Customer promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

         6.4.1 any clinical trial liability or product liability in respect of Product, except to the extent such liability is caused by the negligent or willful act or omission of Customer in the provision of the Customer Materials or Customer Information to LB; and

         6.4.2 any negligent or willful act or omission of LB in relation to the processing, or storage of the Product or provision of the Services.

6.5 LB's aggregate liability for direct damages arising out of or in connection with this Agreement or the transactions contemplated hereby shall not exceed [ * * * ], except that the foregoing limitation shall not apply in the case of (a) breach of Clause 7 (Confidentiality) by LB, (b) personal injury or death caused by the negligence of LB, or (c) grossly negligent or intentionally wrongful acts or omissions of LB. The foregoing limitation shall also not apply to claims arising under, or LB's breach of, Clause 6.1 (LB Warranties and Indemnity); provided, however, that LB's aggregate liability for direct damages arising out of or in connection with claims arising under, or LB's breach of, Clause 6.1 (LB Warranties and Indemnity), shall not exceed [ *** ].

6.6 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOST DATA, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY IN THE CASE OF (a) BREACH OF CLAUSE 7 (CONFIDENTIALITY) BY EITHER PARTY, (b) PERSONAL INJURY OR DEATH, OR (c) NEGLIGENT OR INTENTIONALLY WRONGFUL ACTS OR OMISSIONS.

6.7 LB shall obtain and maintain product liability insurance with a reputable and solvent insurance provider in the amount of not less than [ * * * ] per event or linked. LB shall supply Customer with a copy of such insurance policy on reasonable request and shall not terminate or amend (other than amending to increase the level of cover) such policy without prior written notice to Customer.

6.8 Nothing contained in this Agreement shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.

6.9 The obligations of LB and of the Customer under this Clause 6 shall survive the termination for whatever reason of the Agreement.

7.       CONFIDENTIALITY

7.1 The Customer acknowledges that LB Know-How and LB acknowledges that Customer Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 7.5, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How or such Customer Information secret and confidential and to respect the other's proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such LB Know-How or LB Information or such Customer Information to be disclosed to any third party save as expressly provided herein.

7.2 The Customer and LB shall each procure that all their respective employees, consultants, contractors and persons for whom it is responsible having access to confidential LB Know-How or LB Information or confidential Customer Information shall be subject to the same obligations of confidence as the principals pursuant to Clauses 7.1 and
         7.3 and shall be bound by secrecy agreements in support of such obligations.

7.3 LB and the Customer each undertake not to disclose or permit to be disclosed to any third party (including any contractors or consultants not previously approved in writing by LB, such approval not to be unreasonably withheld or delayed), or otherwise make use of or permit to be made use of (a) any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement. or (b) the commercial terms of this Agreement except to the extent that the same is required to be disclosed pursuant to subpoena, court order, judicial process or otherwise by law, provided the Receiving Party provides prompt notice to the Disclosing Party of such requirement in order to give the Disclosing Party an opportunity to timely seek a protective order or other appropriate judicial relief. In the event the Disclosing Party is unable to obtain a protective order or other appropriate judicial relief, the Receiving Party shall disclose only that portion of the Disclosing Party's Confidential Information which is legally required to be disclosed, and ensure that all such Confidential Information of the Disclosing Party shall be redacted to the fullest extent permitted by law prior to such disclosure and that the Disclosing Party shall be given an opportunity to review the Confidential Information prior to its disclosure.

7.4 The obligations of confidence referred to in this Clause 7 shall not extend to any information which:

         7.4.1 is or becomes generally available to the public otherwise than by reason of a breach by the Receiving Party of the provisions of this Clause 7;

         7.4.2 is known to the Receiving Party and is at its free disposal prior to its receipt from the Disclosing Party;

         7.4.3 is subsequently disclosed to the Receiving Party without being made subject to an obligation of confidence by a third party;

         7.4.4 LB or the Customer may be required to disclose under any statutory, regulatory or similar legislative requirement including but not limited to the U.S. Securities and Exchange Commission requirements for registrations to sell securities to the public , subject to the imposition of obligations of secrecy wherever possible in that relation; or

         7.4.5 is developed by any servant or agent of the Receiving Party without access to or use or knowledge of the information by the Disclosing Party.

7.5      The Customer and LB acknowledge that:

         7.5.1 without prejudice to any other rights and remedies that the parties may have, the parties agree that the Confidential Information is valuable and that damages may not be an adequate remedy for any breach of the provisions of Clauses 7.1, 7.2, 7.3 and 7.4. The parties agree that the relevant party will be entitled without proof of special damage to the remedies of an injunction and other equitable relief for any actual or threatened breach by the other party;

         7.5.2 the Customer shall not at any time have any right, title, licence or interest in or to LB Know-How, the LB Patent Rights or any other intellectual property rights relating to the Process which are vested in LB or to which LB is otherwise entitled except as otherwise agreed in writing by the parties; and

         7.5.3 LB acknowledges that save as provided herein LB shall not at any time have any right, title, licence or interest in or to the Customer Information, Customer Patent Rights or any other intellectual property rights vested in Customer or to which the Customer is entitled.

7.6 Ownership of any technique, process, apparatus, material, product, data, formula, software, design, trade secret, Confidential Information, improvement, know-how, or invention, whether patentable or not, made in performing the services will, save as set out in this section 7.6 follow the United States laws of inventorship, and inventors shall be the owners.

7.6.1 In the event that LB develops an invention which relates exclusively to the LB Process, Know-how or Patent Rights, and not to Customer Material, Information or Patent Rights, LB shall own all right, title and interest in and to such invention.

7.6.2 In the event that LB develops an invention which relates exclusively to the Customer Material, Information or Patent Rights, and not to the LB Process, Know-how or Patent Rights, LB shall promptly provide written notice to Customer of such invention and will, upon request of Customer, assign such invention to Customer on commercially reasonable terms to be negotiated in good faith between the parties. For the avoidance of doubt an invention shall not relate exclusively to the Customer material if such invention is capable of application by LB to materials other than Customer Material.

7.6.3 In the event that LB develops an invention using the Customer Material for which no Customer employee is an inventor and which is an invention not described in either section 7.6.1 or 7.6.2 above, then LB shall, upon request by Customer, grant a nonexclusive license to Customer of such invention on commercially reasonable terms to be negotiated in good faith by the parties.

7.6.4 In the event that Customer develops an invention relating to the LB Process, Know-how or Information during its interaction with LB in the performance of the Services, then Customer shall, upon request by LB, grant a nonexclusive license to LB of such invention on commercially reasonable terms to be negotiated in good faith by the parties.

7.6.5 All notices described in this section 7.6 shall include a detailed description of the invention.

7.7 The obligations of LB and the Customer under this Clause 7 shall survive the termination for whatever reason of the Agreement.

8.       TERMINATION

8.1 If the parties agree at any stage in the provision of the Services that it will not be possible to successfully complete the Services for scientific or technical reasons not the fault of either party, a thirty
         (30) day period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, or if the parties do not agree that scientific or technical reasons prohibit successful completion of the Services, LB and the Customer shall each have the right to terminate the Agreement forthwith by notice in writing. In the event of such termination, the Customer shall pay to LB a termination sum calculated by reference to all the Services performed by LB prior to such termination including a pro rata proportion of the Price for any stage of the Services which is in process at the date of termination including the costs of terminating any third party commitments entered into pursuant to the Agreement, such sum not to exceed the Price.

8.2 Customer may in its sole discretion terminate the Services at any time for any reason by giving not less than (thirty) 30 days' notice in writing to LB. In the event of termination pursuant to this Clause 8.2 and subject to Clauses 8.3 and 8.4 the Customer shall pay LB a termination sum calculated by reference to the Services actually performed by LB prior to termination including a pro rata proportion of the Price for any stage of the Services which is in process at the date of termination including costs of terminating any third party commitments entered into pursuant to this Agreement, such sum not to exceed the Price. plus:

         8.2.1 in the event notice to terminate Services pursuant to this Clause 8.2 is issued to LB six (6) months or less before LB's then estimated start date for Stage 8 or Stage 16, or at any time during such Stages, Customer shall pay LB a sum equal to the full price of that stage or those stages in question, which payment shall fall due to LB thirty days from the date of termination of such Services. (For the avoidance of doubt, per Schedule 3 the first cGMP run, i.e. Stage 8, is already planned to start no later than the end of March 2005; therefore this clause will require full payment if the first cGMP run is cancelled) ; or

         8.2.2 in the event notice to terminate Services pursuant to this Clause 8.2 is issued to LB more than six (6) months but not more than twelve (12) months before LB's then estimated start date for Stage 8, Customer shall pay LB a sum equal to 85%

                  (eighty-five percent) of the full price of Stage 8, which payment shall fall due to LB thirty days from the date of termination of such Services; or

         8.2.3 in the event notice to terminate Services pursuant to this Clause 8.2 is issued to LB more than six (6) but not more than nine (9) months before LB's then estimated start date for Stage 16, Customer shall pay LB a sum equal to twenty five percent (25%) of the full price of that stage or those stages in question; which payment shall fall due to LB thirty days from the date of termination of such Services.

         8.2.4 in the event notice to terminate Services pursuant to this Clause 8.2 is issued to LB more than nine (9) months before LB's then estimated start date for Stage 16 then no payment shall be due to LB (For the avoidance of doubt, per Schedule 3, the second cGMP run, i.e. Stage 16 is now planned to start by the end of December 2005; therefore if Customer cancels this run prior to the end of March 2005 then no payment shall be owed to LB for the second cGMP run) .

         LB shall use reasonable efforts to mitigate loss and the obligation to make payment under Clause 8.1 or clause 8.2 shall be reduced (retrospectively, and hence LB shall make an appropriate refund to Customer) to the extent that LB mitigates its loss in this regard (and LB shall promptly notify the Customer of any such mitigation). This provision shall not entitle the Customer to be refunded an amount greater than that paid by customer to LB pursuant to this Clause 8.

8.3 For the avoidance of doubt activities relating to the start or commencement of a run shall be deemed to commence with the date of removal of the vial of cells for the performance of the fermentation from frozen storage.

8.4 The parties may each terminate the Agreement forthwith by notice in writing to the other party upon the occurrence of any of the following events:

         8.4.1 if the other commits a material breach of the Agreement (which shall include a breach of the warranties set out in Clauses 2 and 6 respectively) which in the case of a breach capable of remedy is not remedied within thirty (30) days of the receipt by the other of written notice identifying the breach and requiring its remedy; or

         8.4.2 if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of its assets to which this agreement pertains or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

8.5      Upon the termination of the Agreement for whatever reason:

         8.5.1 LB shall promptly return to the Customer all Customer Information and shall dispose of or return to the Customer the Customer Materials (and where supplied by Customer the Cell
                  Line) and any materials therefrom, as directed by the Customer;

         8.5.2 the Customer shall promptly return to LB all LB Know-How it has received from LB;

         8.5.3 the Customer shall not thereafter use or exploit the LB Patent Rights or the LB Know-How in any way whatsoever unless subject to a separate written license or agreement;

         8.5.4 LB and the Customer shall do all such acts and things and shall sign and execute all such documents as necessary to evidence compliance with this Clause 8.5.

8.6 Termination of this Agreement for whatever reason shall not affect the accrued rights of either LB or the Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

8.6.1 The term of this Agreement shall commence on the date first written above and shall expire upon completion of the Services and payment therefor, unless earlier terminated as provided herein.

8.7 During the course of this Agreement, and at any time prior to 31st December 2007, Customer may request and if requested, LB shall provide to Customer a license and technology transfer agreement for relevant technical know-how related to the Process, excluding the content of LB's proprietary feed additives, to allow Customer or its designee to duplicate the Process, under a technology transfer agreement mutually agreed upon, subject to commercially reasonable pricing and other terms associated with technology transfer. The financial terms for the technology transfer shall be negotiated in good faith by the parties, and the total fee for such technology transfer will depend on the extent of LB's proprietary know-how used in the Process. For the avoidance of doubt, the terms of any such technology transfer do not include a licence to LB's proprietary glutamine synthetase (GS) gene expression system.

8.8 If prior to 31st December 2006, LB and Customer agree that additional cGMP product is to be produced by LB for Customer then the terms for such further production at the 2000L scale shall include a price not to exceed the Price under this Agreement. All other terms of that agreement will be substantially as set forth in this Agreement.

8.9 Should the Customer seek future commercial supply of the Product at 2000L or 5000L scale Lonza will enter into good faith negotiations in respect of such supply. The price for such supply will be dependent upon selected scale, total product requirements and campaign size.

9.       FORCE MAJEURE

9.1 If LB is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to the Customer specifying the matters constituting Force Majeure together with such evidence as LB reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, LB shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.

9.2 The expression "Force Majeure" shall be deemed to include any cause affecting the performance by LB of the Agreement arising from or attributable to acts, events, acts of God, omissions or accidents beyond the reasonable control of LB or which LB could not reasonably prevent or mitigate; provided, however that unanticipated scientific or technical problems shall not constitute Force Majeure. Customer shall have the right to terminate this Agreement if a force majeure event continues for a period longer than two months.

10.      GOVERNING LAW, JURISDICTION AND ENFORCEABILITY

10.1 The construction, validity and performance of the Agreement shall be governed by the laws of the United States and the State of New York, and LB and the Customer submit to the non-exclusive jurisdiction of the Courts.

10.2 No failure or delay on the part of either LB or the Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

10.3 The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

11.      NOTICES

11.1 Any notice or other communication to be given under this Agreement shall be delivered personally or sent by facsimile transmission and by first class pre-paid post addressed as follows:

         11.1.1   If to Lonza Biologics to: Lonza Biologics plc
                                            228 Bath Road
                                            Slough
                                            Berkshire SL1 4DX
                                            England
                                            Facsimile: 01753 777001
                  For the attention of: The Head of Legal Services

         11.1.2   If to the Customer to: Inhibitex Inc
                                         1165 Sanctuary Parkway
                                         Suite 400
                                         Alpharetta
                                         GA 30004, USA
                                         Facsimile: (678) 746 1299
                  For the attention of:  Robert Schweiger

         or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this Clause 11.

11.2 All such notices or other communications shall be deemed to have been served as follows:

         11.2.1   if delivered personally, at the time of such delivery;

         11.2.2 if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

         11.2.3 if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

12.      MISCELLANEOUS

12.1 Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either party shall be entitled without the prior written consent of the other to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to any company with which such party may merge or to any company to which such party may transfer or license its assets and undertakings.

12.2 The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of LB and the Customer.

12.3 The Agreement embodies the entire understanding of LB and the Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement. The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between LB and the Customer relating to the Services.

12.4 No variation of or addition to this Agreement or any part thereof shall be effective unless in writing and signed on behalf of both parties. Notwithstanding the above the parties hereby confirm that amendments to the Specification shall be effective if reduced to writing and signed by the quality and/or regulatory representative of both parties, which quality and/or regulatory representative shall be nominated from time to time by each party

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

                                               LONZA BIOLOGICS PLC

Signed for and on behalf of                    /s/ G.T. Klement
Nov. 5, 2004                                   -------------------------------
                                               G.T. Klement

                                               Head of LBP
                                               -------------------------------
                                               TITLE

                                               INHIBITEX INC

Signed for and on behalf of                    /s/ Robert Schweiger
Nov. 5, 2004                                   -------------------------------
                                               Robert Schweiger

                                               VP Business Development
                                               -------------------------------
                                               TITLE

                                   SCHEDULE 1

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

                                   SCHEDULE 2


[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

[ * * * ]

                                   SCHEDULE 3

                           Price and Terms of Payment

1.       Price

In consideration for LB carrying out the Services as detailed in Schedule 2 the Customer shall pay LB as follows:

                                                                                               PRICE(1)
        STAGE                                                                            (UK (pound) STERLING)
Stage 1         [ * * * ]                                                                [ * * * ]
                                                                                         Individual invoice
                                                                                         may be issued
                                                                                         for each sub-stage.

Stage 2         [ * * * ]                                                                [ * * * ]

Stage 3         [ * * * ]                                                                [ * * * ]

Stage 4         [ * * * ]                                                                [ * * * ] plus
                                                                                         testing laboratory
                                                                                         charges actually
                                                                                         incurred by LB
                                                                                         estimated to be [ * * * ]

Stage 5         [ * * * ]                                                                [ * * * ] plus
                                                                                         testing laboratory
                                                                                         charges estimated
                                                                                         to be [ * * * ]

Stage 6         [ * * * ]                                                                [ * * * ]

Stage 7         [ * * * ]                                                                [ * * * ]

Stage 8         [ * * * ]                                                                [ * * * ]

Stage 9         [ * * * ]                                                                (pound)[ * * * ] plus
                                                                                         testing laboratory
                                                                                         charges actually
                                                                                         incurred by LB
                                                                                         estimated to be [ * * * ]

Stage 10        [ * * * ]                                                                [ * * * ]

Stage 11        [ * * * ]                                                                [ * * * ] per time
                                                                                         point

Stage 12        [ * * * ]                                                                [ * * * ]

Stage 13        [ * * * ]                                                                [ * * * ] per time
                                                                                         point

Stage 14        [ * * * ]                                                                Depending on Scope
                                                                                         for IND preparation

                                                                                         Estimated  to be [* * * ]

Stage 15        [ * * * ]                                                                [ * * * ]

Stage 16        [ * * * ]                                                                [ * * * ]


Notes:

(1)      [ * * * ]

(2)      [ * * * ]

(3)      [ * * * ]

(4)      [ * * * ]

(5)      [ * * * ]

(6)      [ * * * ]

2.       Payment

         Payment by the Customer of the Price for each Stage shall be made against LB's invoices as follows(1):

         2.1      For Stage 1
                  50% upon commencement of Stage 1.
                  50% upon completion of Stage 1.

         2.2      For Stage 2
                  50% upon commencement of Stage 2.
                  50% upon completion of Stage 2.

         2.3      For Stage 3
                  50% upon commencement of Stage 3.
                  50% upon completion of Stage 3.

         2.4      For Stage 4
                  50% upon commencement of Stage 4.
                  50% upon completion of Stage 4.

         2.5      For Stage 5
                  50% upon commencement of Stage 5.
                  50% upon completion of Stage 5.

         2.6      For Stage 6
                  50% upon commencement of Stage 6.
                  50% upon completion of Stage 6.

         2.7      For Stage 7
                  50% upon commencement of Stage 7.
                  50% upon completion of Stage 7.

         2.8      For Stage 8
                  50% upon removal of an ampoule of MCB out of freeze. 50% upon completion of Stage 8.

         2.9      For Stage 9
                  50% upon commencement of Stage 9.
                  50%  upon completion of Stage 9.
                  Testing Laboratory charges will be invoiced separately.

         2.10     For Stage 10
                  50% upon commencement of Stage 10.
                  50% upon completion of Stage 10.
                  Testing Laboratory charges will be invoiced separately.

2.11     For Stage 11
                  50% upon commencement of Stage 11.
                  50% upon completion of Stage 11.

2.12     For Stage 12
         100% payment per issued time point

         2.13     For Stage 13
                  100% payment per issued time point

         2.14     For Stage 14
                  Price depends on scope of work(6)

         2.15     For Stage 15

                  50% upon commencement of Stage 15
50% upon completion of Stage 15

2.16     For Stage 16
                  50% upon removal of an ampoule of MCB out of freeze. 50% upon completion of Stage 16.

Notes: see "1 Price", above, in this Schedule 3.

                                   SCHEDULE 4

                                Inhibitex Patents

1.       U.S. 6,008,341 (ClfA DNA); U.S. 6,177,084 (ClfA protein)

2.       U.S. 6,635,473 (SdrG DNA)

3.       U.S. 10/056,052 (ClfA monoclonal application)

The Inhibitex Patents also include divisional and continuation applications as well as all corresponding international applications.